Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Form S-3 (File No. 33-46033), as amended, Form S-3 (File No. 333-90657), and Form S-3 and Post-Effective Amendment No. 1 to Form S-3 (File No. 333-48494), of our report dated March 30, 2006, relating to the consolidated financial statements and financial statement schedule of United Air Lines Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to confirmation of the Company's plan of reorganization) appearing in this Annual Report on Form 10-K of United Air Lines, Inc. for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP
Chicago, Illinois
March 30, 2006